Exhibit 99.1

RRD ANNOUNCES ADD-ON OFFERING OF SENIOR SECURED NOTES

Chicago, May 4, 2021 — R.R. Donnelley & Sons Company (NYSE: RRD) (“RRD” or the “Company”) today announced its intention to offer an additional $50 million aggregate principal amount of the Company’s 6.125% senior secured notes due 2026 (the “Notes”), subject to market conditions. The Notes will be general senior secured obligations of the Company and will be guaranteed by the Company’s domestic, wholly-owned subsidiaries that guarantee the Company’s existing term loan B credit facility (the “Term Loan Facility”) and its amended and restated senior secured asset-based revolving credit facility. The Notes will be issued under the same indenture pursuant to which, on April 28, 2021, the Company issued $400 million aggregate principal amount of 6.125% senior secured notes due 2026 (the “Initial Notes”). The Notes will be treated as a single series with and have the same terms as the Initial Notes, except that the issue price may differ.

The Company intends to use the net proceeds from the offering to repay approximately $49.25 million aggregate principal amount of the loans outstanding under the Term Loan Facility.

The Notes and the related subsidiary guarantee will be offered to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. The Notes and the related subsidiary guarantee have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About RRD

RRD is a leading global provider of multichannel business communications services and marketing solutions. With 30,000 clients and 33,000 employees across 28 countries, RRD offers the industry’s most comprehensive offering of solutions designed to help companies—from Main Street to Wall Street—optimize customer engagement and streamline business operations across the complete customer journey. RRD offers a comprehensive portfolio of capabilities, experience and scale that enables organizations around the world to create, manage, deliver, and optimize their marketing and business communications strategies.

Use of forward-looking statements

This news release may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks, and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements contained in RRD’s filings with the SEC. RRD disclaims any obligation to update or revise any forward-looking statements.

Investor Contact

Johan Nystedt, Senior Vice President, Finance

Telephone: 630-322-7111

E-mail: investor.info@rrd.com